Prospectus Supplement to Prospectus dated August 26, 2005

Registration No. 333-117628
Filed Pursuant to Rule 424(b)(3)

Unify Corporation

Supplement
To
Prospectus Dated August 26, 2005

This is a Supplement to Unify Corporation's Prospectus, dated August 26, 2005 with respect to the offer and sale of up to 7,906,615 shares of Unify common stock, by the selling stockholders listed in the prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

Unify is a global provider of enterprise software solutions to mid-size and large organizations. For more than 24 years, we have provided our 2,000 customers and 300 ISV partners around the world with productive and cost-effective application platform, database and application development solutions for building and deploying applications. Our software products and services enable businesses to rapidly, efficiently and seamlessly deliver applications that deliver the right information to the right people at the right time. Our software platform today gives organizations the ability to connect multiple data sources, quickly build forms-based applications, automate business processes and integrate disparate information to run, manage and optimize their business. By deploying Unify software, customers can increase revenue, enrich customer and citizen relationships, increase supply chain efficiencies and enhance operational effectiveness.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

QUARTERLY REPORT ON FORM 10-Q

On September 14, 2005, we filed our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2005. We hereby incorporate by reference into this Supplement and the Prospectus this Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2005.
A copy of our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2005 is being provided to you along with this Supplement.
Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned "Where You Can Find More Information About Us."

The date of this Supplement is September 14, 2005.